Exhibit 10.1
RETENTION BONUS AGREEMENT
          THIS RETENTION BONUS AGREEMENT (the “Agreement”), effective as of November 3, 2005 (the “Effective Date”), is between UST Inc., a Delaware corporation (the “Company”), and Vincent A. Gierer, Jr. (the “Executive”).
          WHEREAS, the Executive and the Company are parties to an employment agreement dated July 23, 1987 (the “Employment Agreement”); and
          WHEREAS, the Board of Directors of the Company has determined that the Employment Agreement should remain in full force and effect and that appropriate steps should be taken to encourage the Executive to remain employed by the Company as its Chairman and Chief Executive Officer through December 31, 2006, consistent with the Company’s succession plan.
          NOW, THEREFORE, in consideration of the mutual agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and the Executive hereby agree as follows:
          1. Definitions. All capitalized terms not defined herein shall have the meanings set forth in the Employment Agreement.
          2. Duties of the Executive. During the period commencing on the Effective Date and ending on the close of business on December 31, 2006 (the “Retention Period”), the Executive hereby agrees to continue to serve in the position of Chairman and Chief Executive Officer and continue to perform services for the Company pursuant to the Employment Agreement.
          3. No Future Equity Awards. The Executive acknowledges and agrees that the Retention Bonus referred to in Section 4(a) hereof shall be in lieu of any grants of equity awards to the Executive by the Company during 2005 and 2006 and that the Executive shall have no rights to be granted any such equity awards.
          4. Retention Bonus.
          (a) Except as otherwise provided in Section 4(b) and 4(c) hereof, so long as the Executive remains employed by the Company through the last day of the Retention Period, the Executive shall earn a retention bonus (the “Retention Bonus”) in the amount of five million dollars ($5,000,000), such Retention Bonus to be paid to the Executive in a single cash lump sum as soon as practicable on or after July 1, 2007 (the “Payment Date”).
          (b) Notwithstanding anything in Section 4(a) to the contrary, in the event that, prior to the end of the Retention Period, the Company terminates the Executive’s employment without Cause, the Executive terminates his employment for Good Reason or the Executive’s employment terminates by reason of his death or Disability, the Company shall pay to the Executive (or his estate as applicable), on the Payment Date, a pro rata portion of the Retention Bonus, such pro rata portion to be based upon a fraction the numerator of which is the number of full months elapsed from the Effective Date to the date of termination and the denominator of which is fourteen (14).
          (c) In the event that, prior to the end of the Retention Period, the Executive terminates his employment (other than for Good Reason) or the Company terminates the Executive’s employment for Cause, no Retention Bonus shall be paid to the Executive. Elective early retirement under any of the Company’s pension plans, prior to the end of the Retention Period, shall result in no Retention Bonus paid under the Agreement.
          5. Nature of Payments Under this Agreement. No amount paid or payable to the Executive under this Agreement shall constitute salary or compensation for the purposes of any employee benefit plan maintained by the Company, including but not limited to any retirement plan.
          6. Assignment; Successors and Assigns. The Executive agrees that he will not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, any rights or obligations under this Agreement. Any purported assignment, transfer, or delegation in violation of this Section shall be null and void. Nothing in this Agreement shall prevent the merger or the consolidation of the Company with any other entity, or the sale of the Company of all or substantially all of its properties or assets, or the assignment by the Company of this Agreement and the performance of its obligations hereunder to any successor in interest. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those enumerated above.
          7. Notices. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and delivered in person or by courier, or mailed by certified mail, postage prepaid, return receipt requested (such mailed notice to be effective on the date of such receipt), as follows: if to the Executive, to the home address of the Executive as provided in the records of the Company; if to the Company, to UST Inc., 100 West Putnam Avenue, Greenwich, Connecticut 06830, Attention: Corporate Secretary, or to such other place and with such other copies as any party may designate as to itself by written notice to the other.
          8. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware. The Executive and the Company agree that the provisions of Section 16 of the Employment Agreement shall govern any dispute arising under this Agreement and that the Employment Agreement in its entirety shall remain unmodified and in full force and effect.
          9. Withholding; Set-off. All amounts payable to the Executive under this Agreement shall be subject to applicable withholding of income, wage and other taxes. The Executive agrees that the Company shall have the right to set off against any amount payable hereunder any amounts that the Executive owes the Company at the time of such payment.
          10. Severability; Enforcement. If any provision of this Agreement, of the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provisions as applied to other persons, places, and circumstances shall remain in full force and effect.
          IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date set forth above.

UST INC.
BY: /s/ Richard A. Kohlberger
Name:	Richard A. Kohlberger
Title:	Senior Vice President, General Counsel and Secretary

EXECUTIVE
/s/ Vincent A. Gierer, Jr.
Vincent A. Gierer, Jr.

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